Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-283682) of TechTarget, Inc. of our report dated June 27, 2024, except for the effects of the restatement discussed in Note 1 to the combined financial statements of Informa Tech Digital Businesses of Informa PLC appearing in Amendment No. 4 to Toro CombineCo, Inc.’s Registration Statement on Form S-4 (No. 333-280529) as filed on October 23, 2024, as to which the date is September 4, 2024, relating to the financial statements, which appears in this Form 10-K.

/s/PricewaterhouseCoopers LLP

London, United Kingdom

March 11, 2026